Exhibit 99.1

CYTOMEDIX ANNOUNCES SETTLEMENT OF PATENT DISPUTE WITH SAFEBLOOD TECHNOLOGIES
Grants License to Patent for Platelet-Derived Therapies for Tissue Healing

ROCKVILLE, Md., Oct. 14, 2005 (PRIMEZONE) -- Cytomedix, Inc. (AMEX: GTF ) today announced that SafeBlood Technologies, Inc., based in Little Rock, Ark., has settled a patent dispute with Cytomedix for its platelet-derived therapies for treating wounds and other damaged tissue.

Cytomedix had filed a suit against SafeBlood in the United States District Court for the Eastern District of Arkansas, which included claims for infringement of its “Knighton” patent related to the use of platelet releasates for the healing of tissue. Under the terms of the settlement agreement, Cytomedix has granted a license to SafeBlood for the practice of the Knighton patent for SafeBlood’s products and services. SafeBlood agreed to pay an undisclosed upfront payment spread over three years, plus between 8 and 9 percent of future gross sales of current licensed products and services. Certain minimum royalties are specified for disposable kits and for services related to platelet gel therapies.

“We are pleased with the successful resolution of this matter and to have SafeBlood as one of the many licensing partners with whom we have announced agreements over the last several months,” stated Dr. Kshitij Mohan, Cytomedix’s Chairman and Chief Executive Officer. “This settlement reinforces our belief that there exists a growing demand for products and services based on our patented technologies as well as our continued commitment to maximize the value of our intellectual property.”

Dr. Mohan added: “Cytomedix continues to move steadily and resolutely to implement its strategies of licensing its patents to numerous partners, and obtaining U.S. Food and Drug Administration clearance and subsequently Medicare coverage, for its products. We are also currently progressing with the audit and analysis of the preliminary results from our ongoing clinical trial for the treatment of diabetic foot ulcers.”

ABOUT THE COMPANIES

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(tm) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company has concluded the treatment phase of a blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Additional information is available at: http://www.cytomedix.com.

Safe Harbor Provision

Statements contained in this press release not relating to historical facts are forwardlooking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. Revenues under the license agreement will be dependent on Cobe’s sales of covered product, and Cytomedix is unable to predict, estimate or control those sales. The increase in the revenues to be received over the life of the patents from the future sales of covered products by the license with COBE or other licensees of Cytomedix is also uncertain. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.